NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:              Fred Pevow, President & CEO

                             (713) 336-0844

     Gateway Energy Reports Improved Second Quarter 2011 Results

Houston – (PR Newswire) – August 16, 2011 – Gateway Energy Corporation (OTCBB: GNRG) today announced the financial results for the second quarter ended June 30, 2011. Net loss from continuing operations, loss per share and Adjusted EBITDA were $71,814, $0.00, and $165,217, respectively, for the second quarter 2011 compared to a net loss, loss per share, and Adjusted EBITDA of $957,009, $0.05, and $154,837, respectively, for the second quarter 2010.

Second Quarter 2011 Operating Highlights

•         Announced the pending acquisition of a natural gas pipeline located in Delmar, New York from American Midstream Partners, L.P.

•         Established credit with new suppliers to purchase natural gas at a lower rate and recovered a $250,000 cash deposit from a previous supplier.

Selected Financial Data:

            The following table summarizes selected financial results for the reporting periods:

                                                        For the Three Months Ended June 30,                 For the Six Months Ended June 30,

	2011	2010	2011	2010
Operating Statement Data
Revenue	$1,880,132	$1,795,963	$3,644,265	$3,754,463
Adjusted EBITDA	165,217	154,837	294,437	193,443
Net Loss	(71,814)	(957,009)	(136,953)	(1,191,402)
Loss per Share	0.00	(0.05)	(0.01)	(0.06)

Results of Operations

Revenues

Our total revenues were $1,880,132 for the three months ended June 30, 2011, which represented an increase of $84,169 from the $1,795,963 of total revenues we recognized for the three months ended June 30, 2010.  During the three months ended June 30, 2011, revenues from sales of gas on our Waxahachie distribution system increased approximately $160,000 as compared to the same period for the prior year.  An approximate 8% increase in sales volumes, to 3,006 MMBtu/d, at Waxahachie accounted for an approximate $93,000 increase in revenues.  Higher gas prices contributed an additional $66,000 of revenue, however this effect was largely offset by increases in the cost of purchased gas, as volumes are bought and sold pursuant to “back-to-back” contracts based on monthly price indices.  During the three months ended June 30, 2011, our transportation revenues decreased by $90,403 as compared to the same period of the prior year.  Revenues of $75,839 from our newly acquired Laser operations were offset by net decreases of $166,242 attributable to production declines on natural gas wells connected to our gathering systems.  We believe that transportation revenues will eventually increase on some of our gathering systems due to new drilling and workover activities, but doubt meaningful activities will occur during the remainder of 2011.  Revenues from reimbursable costs and other revenue was relatively flat for the three months ended June 30, 2011, compared to the three months ended June 30, 2010.

Our total revenues were $3,644,265 for the six months ended June 30, 2011, which represented a decrease of $110,198 from the $3,754,463 of total revenues we recognized for the six months ended June 30, 2010.  During the six months ended June 30, 2011, revenues from sales of gas on our Waxahachie distribution system were relatively flat as compared to the same period for the prior year. An approximate 11% increase in sales volumes to 2,986 MMBtu/d at Waxahachie accounted for an approximate $277,000 increase in revenues.  The higher revenues from increased volumes were offset by a decline in the gas sales price on our Waxahachie system. The decrease in revenues due to lower gas prices from our Waxahachie system, however, was largely offset by reductions in the cost of purchased gas, as volumes are bought and sold pursuant to “back-to-back” contracts based on monthly price indices.  During the six months ended June 30, 2011, our transportation revenues decreased by approximately $128,000 as compared to the same period of the prior year.  Revenues of $155,353 from our newly acquired Laser operations were offset by net decreases of $283,538 attributable to production declines on natural gas wells connected to our gathering systems.  Revenues from reimbursable costs and other revenue was relatively flat for the six months ended June 30, 2011, compared to the six months ended June 30, 2010.

            Operating Margin

Operating margin, which we define as fee revenues from the transportation of natural gas, plus revenues from the sale of natural gas net of the cost of purchased gas, less operating and maintenance expenses and reimbursable costs generated by our pipeline systems, was $525,274 for the three months ended June 30, 2011, which represented a decrease of $23,578 from the $548,852 of operating margin we recognized for the three months ended June 30, 2010.  Our newly acquired natural gas distribution operations from Laser contributed $65,655 to operating margin for the current period.  In addition, the Waxahachie distribution system generated a quarter-over-quarter increase of $41,626 in operating margin contribution to $173,985 for the current period.  Increases in operating margin on the Waxahachie system primarily consisted of $11,962 attributable to increased sales volumes to industrial customers and $29,113 attributable to increased gross margins per unit due to a new gas purchase contract, which expires on February 29, 2012.

Operating margin contribution from the Hickory Creek, Madisonville, and all Gulf of Mexico gathering systems was $285,634 for the three months ended June 30, 2011, which represented a decrease of an aggregate $130,854 from the prior period.  The decreases in operating margin on these gathering systems were attributable to the aforementioned production declines from gas wells connected to these systems.  Sizable production declines from the wells connected to our Hickory Creek gathering system are typical of newly fractured horizontal wells located in the Barnett Shale.  However, the rate of decline from wells connected to our Hickory Creek gathering system should decrease over time.  The Madisonville pipeline is currently dormant due to lack of production from the Madisonville Field.  We are evaluating alternative uses for the Madisonville pipeline in the event the Madisonville Field does not resume production.  Production volumes connected to our Gulf of Mexico gathering systems are expected to continue to decline for the remainder of 2011. Operating margin from the nine Gulf of Mexico gathering systems should not correspondingly decline with production volumes for the second half of 2011, however, as we are now billing base cost plus fees on three of these systems.  Customers in the Gulf of Mexico have also informed us of preliminary plans to drill at least one development well and perform workovers in 2012.

Operating margin was $1,012,361 for the six months ended June 30, 2011, which represented a decrease of $18,837 from the $1,031,198 of operating margin we recognized for the six months ended June 30, 2010.  Our newly acquired natural gas distribution operations from Laser contributed $121,425 to operating margin for the current period.  In addition, the Waxahachie distribution system generated a period-over-period increase of $76,409 in operating margin contribution to $333,748 for the current period.  We expect a similar operating margin on the former Laser and Waxahachie distribution systems for the second half of 2011 as for the first half of 2011.  Operating margin contribution from the Hickory Creek, Madisonville and all Gulf of Mexico gathering systems was $557,188 for the six months ended June 30, 2011, which represented a decrease of an aggregate $216,669 from the prior period.  The decreases in operating margin on these gathering systems were attributable to the aforementioned production declines from gas wells connected to these systems.

            General and Administrative Costs

General and administrative expenses were $376,916 for the three months ended June 30, 2011, which represented an increase of $31,614 from the $345,302 in such expenses we recognized for the three months ended June 30, 2010.  The primary driver of this increase was a net increase of $66,000 in stock-based compensation expense between the two periods.  This increase was primarily due to a credit of $49,676 in 2010 related to non-vested options forfeited by former management.

General and administrative expenses were $742,658 for the six months ended June 30, 2011, which represented a decrease of $65,097 from the $807,755 in such expenses we recognized for the six months ended June 30, 2010.  This decrease was primarily attributable to lower personnel costs, board fees and professional fees, partially offset by a $55,000 increase in stock compensation due to the aforementioned credit in 2010. We expect general and administrative expenses to remain lower in 2011, relative to the comparable 2010 periods, as we continue to manage our overall level of fixed costs.

            Acquisition Costs

We incurred acquisition and financing related costs of $47,867 during the three and six months ended June 30, 2011, primarily related to the pending acquisition of a pipeline located in Delmar, New York from American Midstream.

Acquisition costs in 2010, all of which were recognized in the first quarter 2010, were related to our Hickory Creek acquisition in January 2010.

Consent Solicitation Costs

Consent solicitation costs of $1,444,092 and $1,542,963 for the three and six months ended June 30, 2010, respectively, were for legal and proxy preparation costs we incurred related to the consent solicitation initiated by our current CEO in 2010.

            Other Income (Expense)

Our interest income fluctuates directly with the average amount of cash on deposit.  Our interest expense fluctuates directly with the amount of outstanding insurance notes payable and the amount of borrowings under the Company’s bank revolving credit agreement, and remained relatively constant between the three and six month periods ended June 30, 2011 and 2010.

Other income, net, for the three and six months ended June 30, 2011, consisted primarily of reimbursement of prior year base cost plus fees from customers in the Gulf of Mexico.  Other income, net, for the three and six months ended June 30, 2010 primarily consisted of a true-up of over accrued prior period operating costs and the refund of insurance premiums paid during prior periods.

Liquidity and Capital Resources

Our strategy is to maximize the potential of currently owned properties, to construct new pipeline systems, and to acquire properties that meet our economic performance hurdles.  We are actively exploring our capital needs to allow us to accelerate the implementation of our growth strategy, and any new capital may take several forms.  There is no guarantee that we will be able to raise outside capital.  Without a significant infusion of new capital, we believe we can finance the construction of new facilities and generate new cash flows to the Company, but only at a pace that can be supported by cash flows and existing financing agreements.

We had available cash of $555,565 at June 30, 2011.

Net cash provided by operating activities totaled $434,270 for the six months ended June 30, 2011, resulting primarily from our net loss, after adding back our non-cash charges, including depreciation, depletion and amortization and stock based compensation and deducting its non-cash tax benefit, and the receipt of a $250,000 returned deposit.  We used $846,238 of cash in operations in 2010, resulting primarily from our net loss, partially offset by non-cash charges and changes in working capital during the year.

We used $58,176 of cash in investing activities during the six months ended June 30, 2011, primarily to install a cathodic protection system at our Waxahachie system, which will lengthen the expected life of the system.  During 2010, we used $3.7 million of cash in investing activities, primarily for the purchase of our Hickory Creek Gathering System.

 On December 7, 2009, the Company entered into a Credit Agreement (the “Agreement”) with Meridian Bank, Texas (“Meridian”), regarding a revolving credit facility provided by Meridian to the Company.  The original borrowing base under the Agreement had been established at $3.0 million, which may be increased at the discretion of Meridian to an amount not to exceed $6.0 million.   The credit facility is secured by all of the Company’s assets and had an original term of 39 months maturing on April 30, 2012.  The credit facility contains financial covenants defining various financial measures and levels of these measures with which the Company is in compliance.  Interest on outstanding balances accrues at The Wall Street Journal prime rate, plus one and a half percent, with a minimum rate of 5.50% payable monthly.  The principal is due upon maturity.  Unused borrowing base fees are 0.50% per year of the average for the period of calculation of an amount determined daily equal to the difference between the borrowing base and the aggregate outstanding principal balance of the facility.  This amount is paid quarterly.  As of June 30, 2011, there was a $2,550,000 balance on the facility

On June 17, 2011, we entered into an agreement to acquire a natural gas pipeline from American Midstream Partners, L.P. (“American Midstream”). The pipeline delivers natural gas into a plant owned by Owens Corning in Delmar, New York.  In connection with the closing of the acquisition, we expect to enter into a new long-term contract with Owens Corning to transport natural gas at a fixed monthly rate. The acquisition is expected to close on or about September 30, 2011, subject to PSC approval and satisfaction of other closing conditions. The combined purchase price and associated due diligence and legal costs to be incurred from July 1, 2011 until closing are expected to total approximately $75,000.  We expect to finance the acquisition from cash on hand.

Financial Statements (on following page)

GATEWAY ENERGY CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
	June 30, 2011	December 31, 2010
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$555,565	$238,547
Cash deposits	-	250,000
Accounts receivable trade	768,599	815,178
Prepaid expenses and other assets	243,521	224,606
Total current assets	1,567,685	1,528,331

Property and Equipment, at cost
Gas distribution, transmission and gathering	11,363,594	11,310,810
Office furniture and other equipment	163,421	158,029
	11,527,015	11,468,839
Less accumulated depreciation, depletion and amortization	(3,510,388)	(3,262,877)
	8,016,627	8,205,962

Other Assets
Deferred tax assets, net	2,753,885	2,658,204
Intangible assets, net of accumulated amortization of $569,926 and $479,373 as of June 30, 2011 and December 31, 2010, respectively	1,430,674	1,521,227
Other	72,161	156,474
	4,256,720	4,335,905
Total assets	$13,841,032	$14,070,198

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$568,443	$600,403
Accrued expenses and other liabilities	270,698	296,609
Notes payable - insurance	124,951	159,882

Revolving Credit Facility	2,550,000	-
Total current liabilities	3,514,092	1,056,894

Long term notes payable - insurance, less current maturities	-	24,145
Revolving Credit Facility	-	2,550,000
Total liabilities	3,514,092	3,631,039

Commitments and contingencies

Stockholders' Equity
Preferred stock – $1.00 par value; 10,000 shares authorized;
no shares issued and outstanding	-	-
Common stock – $0.01 par value; 150,000,000 shares authorized;
23,480,853 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	234,809	234,809
Additional paid-in capital	23,047,884	23,023,150
Accumulated deficit	(12,955,753)	(12,818,800)
Total stockholders’ equity	10,326,940	10,439,159
Total liabilities and stockholders’ equity	$13,841,032	$14,070,198

GATEWAY ENERGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010

Operating revenues
Sales of natural gas	$ 1,348,872	$ 1,189,028	$ 2,586,702	$ 2,596,517
Transportation of natural gas and liquids	308,880	399,283

           693,965

           822,150

Reimbursable and other	222,380	207,652	363,598	335,796
	1,880,132	1,795,963	3,644,265	3,754,463
Operating costs and expenses
Cost of natural gas purchased	1,155,585	1,036,815

       2,217,775

        2,301,191

Operation and maintenance	95,764	108,772

           203,369

           213,137

Reimbursable costs	103,509	101,524	210,760	208,937
General and administrative	376,916	345,302	742,658	807,755
Acquisition costs	47,867	-

             47,867

              43,453

Consent solicitation and severance costs	-	1,444,092

                        -

        1,542,962

Depreciation, depletion and amortization	168,087	168,958

           338,066

           366,289

	1,947,728	3,205,463	3,760,495	5,483,724

Operating loss	(67,596)	(1,409,500)

        (116,230)

       (1,729,261)

Other income (expense)
Interest income	517	2,589

               1,035

              10,492

Interest expense	(43,846)	(41,917)

           (85,016)

            (83,261)

Other income, net	8,377	55,883	5,055	41,314
Other income (expense), net	(34,952)	16,555	(78,926)	(31,455)

Loss before income taxes	(102,548)	(1,392,945)

   (195,156)

       (1,760,716)

Income tax benefit	30,734	435,936	58,203	569,314

Net loss	$ (71,814)	$ (957,009)	$ (136,953)	$ (1,191,402)

Basic and diluted loss per share	$ -	$ (0.05)	$ (0.01)	$ (0.06)

Weighted average number of basic and
diluted common shares outstanding	23,480,853	19,402,853	23,480,853	19,401,777

GATEWAY ENERGY CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities
Net loss	$(136,953)	$(1,191,402)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	338,066	366,289
Deferred tax benefit	(70,269)	(581,811)
Stock based compensation expense, net of forfeitures	24,734	(30,000)
Amortization of deferred loan costs	10,115	12,149
Net change in operating assets and liabilities, resulting from changes in:
Accounts receivable trade	46,579	342,058
Prepaid expenses, deposits and other assets	279,872	99,483
Accounts payable	(31,963)	193,265
Accrued expenses and other liabilities	(25,911)	(56,269)
Net cash provided by (used in) operating activities	434,270	(846,238)

Cash flows from investing activities
Capital expenditures	(58,176)	-
Acquisitions	-	(3,737,705)
Net cash used in investing activities	(58,176)	(3,737,705)

Cash flows from financing activities
Proceeds from borrowings	-	2,500,000
Payments on borrowings	(59,076)	(105,893)
Restricted cash for credit facility	-	650,000
Deferred financing costs	-	(26,611)
Net cash provided by (used in) financing activities	(59,076)	3,017,496

Net increase (decrease) in cash and cash equivalents	317,018	(1,566,447)
Cash and cash equivalents at beginning of period	238,547	2,086,787
Cash and cash equivalents at end of period	$555,565	$520,340

Supplemental disclosures of cash flow information:
Cash paid for interest	$80,026	$61,243

Cash paid for taxes	$34,437	$32,467

About Gateway Energy

Gateway is engaged in the midstream energy business. We own and operate natural gas distribution, gathering and transmission pipeline systems located onshore the continental United States and offshore in federal and state waters of the Gulf of Mexico. For the six months ended June 30, 2011, all of our revenue was generated under long-term contracts with either fee-based rates or with back to back purchases and sales based on the same published monthly index price. Our natural gas distribution activities do not require additional capital expenditures to hook up new wells nor do they require new drilling by our customers in order to replace revenues.

 Safe Harbor Statement

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results (including future operating margin, reductions in general and administrative expense, future increases in transportation revenues and future production from wells connected to our gathering systems, the entry into a new long-term contract with Owens Corning in respect of our pending acquisition of the Delmar pipeline and the consummation of such transaction), or which are not historical facts, are “forward-looking” statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words “expect”, “plan”, “believe”, “anticipate”, “project”, “estimate”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with GAAP, we use additional measures that are known as “non-GAAP financial measures” in our evaluation of financial and operating performance. These measures include Adjusted EBITDA and Operating Margin.

We believe that the presentation of such additional financial measures provides useful information regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors and debt holders have indicated are useful in assessing us and our results of operations.

These measures may exclude, for example, charges for obligations that are expected to be settled with the issuance of equity instruments,  items that are not indicative of our core operating results and business outlook, and/or other items that we believe should be excluded in understanding our core operating performance. Such measures may affect direct comparability between periods or the statement of prior periods. These additional financial measures are reconciled from the most directly comparable measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our consolidated financial statements and footnotes.

Operating Margin

We define operating margin as revenues less cost of purchased gas, operating and maintenance expenses and reimbursable costs.  Such amounts are before general and administrative expense, depreciation, depletion and amortization expense, interest income or expense, other income or expense, or income taxes.  A reconciliation of operating margin to net loss, which is its nearest comparable GAAP financial measure, is included in the table below.

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Operating margin	$525,274	$548,852	$1,012,361	$1,031,198
Less:
Depreciation, depletion and amortization	168,087	168,958	338,066	366,289
General and administrative expenses	376,916	345,302	742,658	807,755
Acquisition costs	47,867	-	47,867	43,453
Consent solicitation costs and severance costs	-	1,444,092	-	1,542,962
Interest expense	43,846	41,917	85,016	83,261
Plus:
Interest income	517	2,589	1,035	10,492
Other income, net	8,377	55,883	5,055	41,314
Income tax benefit	30,734	435,936	58,203	569,314

Net loss	$(71,814)	$(957,009)	$(136,953)	$(1,191,402)

Adjusted EBITDA

We define adjusted EBITDA as operating margin less certain general and administrative expenses. Such amounts are before general and administrative expense not considered in the preceding sentence, including charges for obligations that are expected to be settled with the issuance of equity instruments, depreciation, depletion and amortization expense, interest income or expense, other income or expense, or income taxes.  A reconciliation of adjusted EBITDA to operating margin is included in the table below.

                                                       For the Three Months Ended June 30,                  For the Six Months Ended June 30

	2011	2010	2011	2010
Operating Margin	$525,274	$548,852	$1,012,361	$1,031,198
Less: General and administrative expenses	376,916	345,302	742,658	807,755
Plus: Stock based compensation expense	16,859	(48,713)	24,734	(30,000)
Adjusted EBITDA	$165,217	$154,837	$294,437	$193,443